Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of Endava Limited of our report dated December 20, 2017 relating to the consolidated financial statements of Velocity Partners LLC as of December 31, 2016 and 2015, and for the years ended, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ Moss Adams LLP

Seattle, Washington
June 29, 2018